(2017) Lease No. 013

WFC

Beijing

World Financial Center

Lease Contract

Preface of Lease Contract

1. The terms under the Lease Contract shall be confirmed by concerned both parties. Both parties shall amend, supplement or delete the contract terms on the basis of equivalence and voluntariness. After the Contract takes effect, the un-amended contents shall be deemed as the contents that both parties agree on.

2. Before signing the Lease Contract, the Lessee shall read the contents herein carefully, and consult with the Lessor in case of inconsistent understanding of contract terms and professional terms.

3. Both parties can decide the copies of the original Lease Contract according to actual conditions, and verify such copies before signing the contract, to ensure the contents in all copies are the same.

4. Both parties can determine the optional contents, filling in blank space and other supplementary contents of the Contract. Both parties shall select the optional contents in the blank space by writing the specific serial numbers; they shall write “none” or “x” for deletion in the blank space in case of non-occurred conditions or no agreement.

5. Both parties shall provide the copies of business licenses (with annual inspection mark of that year as well as official seal) and other qualification documents when signing the Contract.

Content

Concerned Parties of Contract

Lessor:	Beijing Gaoyi Real Estate Development Co., Ltd.
Unified Social Credit Identifier:	9111000060003380XN
Address:	No. 1, East Third Ring Road Middle Road, Chaoyang District, Beijing
Legal representative:	Zhang Fangming	Post:	president
Tel:	8610-85878899	Fax:	8610-65308517

Lessee:	Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.
Unified Social Credit Identifier:	911101053182983370
Address:	Unit 13-14, Room 1-1501, 1# Building, No. 1 East Third Ring Middle Road, Chaoyang District, Beijing
Legal representative:	LIN JIAN XIN
Tel:

Both parties reach the following agreements after friendly consultation based on equivalence and mutual win:

Article 1 Lease Scope and Purposes

1.1 As per the terms and conditions under the Contract, Lessor agrees to let and Lessee agrees to lease the house property of Unit 08-12, Floor 15, East Building, Office Building (hereinafter referred to as the unit, described in the Property Ownership Certificate as being within Unit 1-1501, 1# Building, No. 1 East Third Ring Middle Road, Chaoyang District, Beijing, where No. 08-12 being the Unit Number) of World Financial Center (hereinafter referred to as WFC) of No.1, East Third Ring Road Middle Road (intersection of East Third Ring/Chaoyang Road), Chaoyang District, Beijing.

The sketch map of the unit can be seen in Appendix I of the Contract (the unit position is marked with yellow shadow).

The area of this unit can be seen in Appendix II of the Contract.

1.2 The unit shall be used only for the purpose of offices.

Article 2 Lease Duration

2.1 The lease duration of this unit can be seen in Appendix II of the Contract.

Article 3 Deposit

3.1 Lessee shall pay Lessor the deposit (the deposit amount is listed in Appendix III) within 5 working days after both parties enter into the Lease Contract, as the guarantee of Lessee to perform all terms under the Contract faithfully (hereinafter referred to as deposit).

1

3.2 The deposit amount shall be three times of the sum of monthly rent plus property management fee within the lease duration. In case of different deposit standards within the lease duration, the standard with least amount shall prevail. Within the lease duration, Lessor shall have right to ask Lessee to make up the deposit (i.e. three times of the sum of higher monthly rent plus monthly property management fee) as per the higher rent standard. Lessee shall make up the balance of deposit immediately upon receiving the written notice from Lessor. The deposit amount listed in Appendix III shall be deemed to be adjusted correspondingly.

3.3 Lessor shall have right but no obligation to deduct all or part of the deposit for offsetting the due deposit and property management fee, and compensating the loss of Lessor or the third party. After Lessor offset the payables of Lessee with the deposit as agreed under the Contract, when the rest deposit is under the agreed amount, Lessee shall make up the deposit within ten days after receiving written notice from Lessor.

3.4 On the precondition that Lessee performs all terms under the Contract, Lessor shall return the deposit (the actual amount if the deposit amount held by Lessor is below the standard stated in Appendix III of the Contract due to non-full-amount payment or making-up of Lessee)to Lessee without interests within thirty days after expiration of the lease duration and Lessee return the renovated unit as agreed and fulfills the obligation of changing industrial and commercial registered address as per Section 14.5 under the Contract, or within thirty days after Lessee pays off all compensations to Lessor or the third party due to breach of related terms under the Contract (the later data shall prevail).

3.5 Lessee shall not transfer or mortgage the deposit, nor use the deposit to offset the payable rent or other amount, unless otherwise agreed by Lessor in written form.

Article 4 Property Management

4.1 Lessor has informed Lessee of the property company providing WFC with property management services (hereinafter referred to as property company). While signing the Contract, Lessee shall enter into Agreement on Property Management Services of Beijing World Financial Center with the property company, and accept the management services provided by the property company and pay the property company the property management fee and other property management services fees (including water, electricity and other incidentals) as agreed. Lessee shall irrevocably agree that all rights and obligations of the property company under Agreement on Property Management Services of Beijing World Financial Center are transferred to Lessor or property company otherwise entrusted by Lessor when the entrustment of Lessor for the property company terminates. The detailed arrangement shall be subject to the written notice given by Lessor to Lessee before termination of entrustment.

4.2 Lessee knows and agrees that Lessor has entrusted the property company to perform part of the rights and obligations under the Contract (stated with (or the property company) in subsequent related terms) on behalf of Lessor, and doesn’t have to inform Lessee of such entrustment otherwise.

2

4.3 In order to ensure WFC is Class A building and executes related laws, regulations and stipulation of governmental departments, Lessor (or the property company) shall have right to present, introduce, modify, adopt or abolish the usage and decoration of WFC building, park and other parts as well as Beijing World Financial Center Users’ Manual, Beijing World Financial Center Decoration Rules and other related stipulations related to access, operation, management and maintenance of WFC (hereinafter refer to as management rules) in written from at any time if necessary.

Article 5 Rent

5.1 Lessee shall pay Lessor rent since the first day of the lease duration under the Contract. Refer to Appendix III for details.

5.2 The monthly rent of this unit shall be based on 30.5 days. In terms of a certain calendar month within the lease duration, if the actual lease days of Lessee are less than the calendar days of this month, the rent of this month shall be outcome of the standard amount agreed in Appendix III being divided by 30.5 multiplies by the actual lease days of Lessee.

5.3 The rent shall exclude property management fee, promotion and publicity fee, parking fee, telephone bill, electricity bill, water bill, gas bill, heating bill, cleaning fee in this unit and other payments. The rent shall exclude any taxation and other payment and expenditure paid by Lessee for related governmental departments.

5.4 Lessee shall pay related governmental departments any taxation and other payment incurred from lease of this unit on time, except those payments shall be borne by Lessor as stated clearly by laws and regulations.

5.5 Specifically, if the rent or other payables paid by Lessee is less than the amount stated under the Contract, or Lessor accepts insufficient rent or other payables, such conditions shall not mean Lessor agrees Lessee to pay less amount and will not influence the rights of Lessor to recover the underpaid rent and other payables nor the rights of Lessor to take other measures according to Chinese laws and regulations and stipulations under the Contract.

Article 6 Delivery of this Unit

6.1 Lessor and Lessee shall confirm that Lessee has inspected the site of this unit and has no objection for practicability, available space, position, interior capacity, practical performance, shared parts and shared facilities etc before signing the Contract.

Lessee agrees to accept this unit as it is currently (subjecting to Appendix IV and Acceptance Handover Letter issued in delivery of this unit and other acceptance and handover formalities).

6.2 Lessee himself shall arrive at WFC on the first day of the lease duration (it can be the day before the first day if both parties agree), handle the handover with Lessor (or the property company), and sign the delivery and acceptance formalities of this unit.

3

6.3 No matter whether Lessee handle the formalities to accept the unit on the first day of the lease duration, the decoration period and/or the lease duration and corresponding rent and other payments shall begin being counted from the first day of the lease duration, unless Lessor postpones the delievery.

The postponed delivery of Lessor refers to Lessor delivers the unit to Lesses on the day after the first day of the lease duration agreed under the Contract due to the reason of Lessor. If Lessor postpones the delivery, the lease duration, decoration period and no-rent period under the contract shall be postponed for the corresponding days postponed by Lessor; Lessor shall not undertake any other responsibilities for this.

Article 7 Decoration and Reconstruction

7.1 In term of the civil engineering, electromechanical, hygiene and water supply equipment and facilities provided by Lessor dedicated for Lessee or its employees, agents and visits, Lessee can use such civil engineering, electromechanical, hygiene and water supply equipment and facilities or dismantle, rebuild or set up them with written consent from Lessor (or the property company). If Lessee dismantles, rebuilds or sets up them without written consent from Lessor (or the property company), Lessor (or the property company) shall have right to restore them; the expenses needed shall be borne by Lessee. Lessor can also ask Lessee to restore them within a specific period.

7.2 Lessor shall conduct decoration and reconstruction in this unit according to the decoration design drawings and specifications submitted to and approved by Lessor (or the property company) and firefighting departments in written form (Lessor (or the property company) shall not reject such application for no reason), and shall undertake the decoration and reconstruction expenses by itself. Lessee shall decorate and reconstruct this unit with the style and form fit for Class A building in various aspects in the appropriate and skillful way, and maintain the same status (excluding natural loss) within the lease duration to satisfy Lessor. At the same time, the decoration and reconstruction of Lessee shall not violate national laws and regulations, related stipulations of Beijing City, and related regulations of the property company.

7.3 Lessee himself shall not or shall not let other people mount any equipment or accessory on the electric lines, pipelines and facilities, or mount any equipment, device or machinery that may result in excess of design load of the floor or additional electric lines or pipeline, or mount any equipment, device or machinery whose electricity used is not measured with the meter of Lessor. If Lessor plans to install electric appliances and/or lines in this unit, he must employ the contractor approved by Lessor (or the property company) in written form. Lessee shall allow Lessor or its agents to check the lines or pipelines installed by Lessee in this unit; Lessor can check such devices at any reasonable time with written request in advance. Lessee shall ensure Lessor will not suffer loss induced by claim, expense, damage or legal prosecution due to fault and poor maintenance of electric equipment, devices, pipelines and lines installed by Lessee in this unit.

4

7.4 In decoration, Lessee shall use environment-friendly materials, and take measures to prevent noise, light and air pollution and other environmental pollution caused to other units in this building. If other units are influenced due to this, Lessee shall undertake treatment and compensations.

7.5 Lessee shall not or shall not let other people alter the approved decoration drawings, specification, interior design and layout of this unit without advance written approval from Lessor (or the property company) and firefighting department (Lessor (or the property company) shall not reject to approve such applications). If Lessee asks Lessor (or the property company) to approve the decoration design drawings or the changes by Lessee, Lessee shall pay Lessor (or the property company) the reasonable fees and related expenses to obtain opinions from architects or expert advisors of Lessee; this shall be the precondition for Lessor (or the property company) to give approval.

7.6 The following statements are made to avoid doubt:

(1) The approval from Lessor (or the property company) for above-mentioned decoration design drawings and specifications of Lessee shall not exempt Lessee from the responsibilities to apply for revivification of all related government responsible departments for the decoration design drawings and specifications by itself and at its own cost before decoration or reconstruction works, and shall not mean related government responsible departments will approve Lessee’s applications;

(2) Lessor shall not undertake any responsibilities for any consequence resulted in by disobedience of Lessee with any stipulation enacted by related government responsible departments;

(3) Lessee shall guarantee Lessor will not suffer any loss induced by disobedience of Lessee with this article, including but not limited to prosecution fees.

Article 8 Repair and Maintenance

8.1 Lessee shall repair any damage (except for natural wear and quality problem of the building) occurred after delivery and acceptance of this unit and bear the repair fees. Lessee shall bear all direct or indirect personal injury or assets loss of Lessor or any third party due to such damage.

8.2 After receiving the notice from Lessor (or the property company) requiring Lessee to conduct the maintenance Lessee is responsible for, Lessee shall conduct maintenance immediately. If Lessee postpone such maintenance, Lessor, its employees or agents shall have right to conduct forcible maintenance in this unit; all expenses incurred thereby shall be borne by Lessee.

8.3 Lessee shall entrust the property company with repair and maintenance of public installations and facilities in this unit, and shall bear related fees.

Article 9 Rights and Obligations of Lessee

9.1 When carrying out business activities, Lessee shall abide by practical Chinese laws, regulation, policies and orders strictly; Lessee shall bear related expenses by itself.

5

9.2 Lessee shall be entitled with the rights to share the public entries and exits, stairs, corridors, platforms, passages and other places of WFC designated by Lessor for public purposes untimely with Lessor and other people enjoying the same rights, and the rights to share lifts, elevators, central air conditioners and other equipment and facilities designated by Lessor for public purposes untimely serving the building, except for places or facilities designated by Lessor for special purposes untimely. However, Lessor (or the property company) can restrict the above usage rights appropriately at any time in case repair of above facilities and equipment or emergency.

9.3 Lessee shall hold responsible for maintain security, hygiene in the public areas and this unit and good condition of equipment and facilities provided by Lessor (or the property company) (except for natural wear and Force Majeure).

9.4 Lessee shall ensure that decoration and interval in this unit meet the requirements of laws and regulations on fire prevention, buildings and others, and shall bear all related expenses.

9.5 All workers of Lessee shall handle the register formalities for accessing WFC building according to the stipulations of the property company on non-normal days, holidays or at time beyond normal working time.

9.6 Lessee shall purchase and maintain appropriate same-term insurances from an insurance company with good reputation for the self-owned assets and liabilities of the third party at its own costs before the commencement of the lease duration, including but not limited to property all risks and public liability insurance, shall submit the copies of insurance slips to Lessor (or the property company) for filing.

9.7 If there are more than one lessee (individuals or organizations) under the Contract terms, every lessee shall undertake unlimited joint liabilities for obligations or responsibilities of Lessee under the Contract terms.

9.8 If Lessee takes up business activities in WFC, it must handle corresponding business licenses, tax registration certificates, hygiene licenses and others in advance, and submit related information to Lessor (or the property company) for filing. If Lessee fails to handle corresponding formalities and is punished by industrial and commercial department or other governmental department, the responsibilities shall be undertaken by Lessee itself.

9.9 Lessee shall provide Lessor (or the property company) with name list of workers in this unit and changes.

9.10 If Lessee requires signboard on the exterior wall of WFC, it shall obtain consent from Lessor, the property company and related governmental responsible departments in advance and pay Lessor the usage fees. Lessee shall install and maintain such signboard and purchase insurance at its own cost. The construction personnel to install the signboard and design and materials of this signboard shall have advance written approval from Lessor (or the property company).

9.11 Lessee must obtain written consent from Lessor for conducting the following actions:

(1) Transfer other people part of or all rights granted to Lessee under the Contract or mortgage them;

(2) Install the signboards in others names;

6

(3) Transfer the ownership of decoration and fixed equipment in this unit to the third party or mortgage them.

9.12 Lessee shall inform Lessor of the following actions or events within five days after occurrence:

(1) Partner changes in case of partnership of Lessee;

(2) Death, mental disorder or disability of one individual lessee, or loss of contract party qualification or capacity for action of one unit lessee in case of two or more joint lessees;

(3) Acquirement, reorganization, merge, voluntary settlement, or changes of most shareholders with voting rights or other people with valid control rights of the company in case of Lessee being a company;

(4) Change of company name of Lessee.

9.13 On the precondition of obtaining written approval from Lessor (or the property company), Lessee shall have right to show the name of Lessee or firm on signboards in building hall or lift hall of the floor of this unit with the uniform font specified by Lessor. Manufacture and placing of such uniform characters shall be arranged by Lessor for Lessee with full authority. The fees of first-time manufacture and placing shall be borne by Lessor. The related fees or any subsequent change or re-placing of the signboards shall be at the cost of Lessee. Lessor (or the property company) reserved the right to move the above signboards to other places of WFC in any case.

9.14 Lessee shall not put the articles exceeding the design load on the floor of this unit (400kg/sq.m load for standard floor and 500kg/sq.m for trade floor in WFC building). Lessor shall be entitled with the right to specify weight and places of all safes or other heavy equipment or articles, for the sake of balance of load distribution. The office supplies, devices and mechanical equipment that may cause strong vibration, much noise and over heat and whose access has been approved by Lessor must be put on the pallets Lessor think necessary, to avoid disturbing other lessees. The fees for pallets shall be borne by Lessee.

9.15 If Lessee wants to more the large articles for its own purposes in and out of WFC, it shall give advance written notice to Lessor (or the property company). After Lessor (or the property company) issues written approval, Lessee shall conduct according to the time and path appointed by the property company.

9.16 Lessee shall take any reasonable preventive measure to prevent this unit from storm, heavy rain, heavy snow or alike severe climate. In above-said severe climate, Lessee shall ensure all doors and windows are closed, to prevent the interior of this unit against damage.

9.17 Any action of any personnel permitted by Lessee to use or enter the unit shall be deemed as the action of Lessee itself. Lessee shall hold fully responsible for such action, including fees for changing the broken or damaged windows, glass or glass screen walls due to action or negligence of Lessee, its employees, agents, contractors, guests, customers or visitors, and the fees incurred by blockage or failure of drains, hygiene facilities or pipe devices.

7

9.18 Lessee shall try to avoid insect damage. In case of insect damage, Lessee shall notify Lessor (or the property company) timely. Lessor can arrange the deinsectization. The fees incurred shall be borne by Lessee. Lessor (or the property company) can also arrange deinsectization uniformly.

9.19 In case of fire or other accidents, Lessee shall call the police and take necessary measures immediately, as well as notify Lessor (or the property company).

9.20 Lessee must abide by the management rules. Lessee shall undertake and pay the property management fee and other property management service fees of the unit to the property company.

9.21 Lessee shall maintain the good reputation and image of WFC, and shall not cause any damage of reputation and image of WFC.

9.22 Lessee shall not stack, leave or shall not allow other people to place or stack goods and household garbage in the door hall, stairs, passages and other public areas in WFC. Lessee shall not block the above areas and firefighting evacuation passages, or influence the access to firefighting devices, or install or rebuild the gateway, lock and bolt that violate the stipulations of firefighting department or other related stipulations of government. Lessee shall not occupy the public areas to have exhibitions, distribute publicity materials or conduct other business activities. Lessee shall not conduct auctions in the above area or in this unit.

9.23 Lessee shall not store weapons, ammos, saltpeter, powder, gasoline or other combustible and inflammable dangerous substances, restricted substances and other substance with strong odor in this unit. Lessee shall not manufacture or let out any gas with strong odor or polluting the environment in the unit.

9.24 Lessee shall not or let other people conduct any illegal or immoral activities or activities that may cause damage or interference to Lessor or other lessees in WFC.

9.25 Lessee shall not or let other people generate noise, vibration or interference to the third people in this unit, including but not limited to noise from televisions, radios and other objects.

9.26 Lessee shall not raise poultry or animals in this unit or bring any poultry or animal in WFC.

9.27 Lessee shall not allow any of its employees or agents to conduct soliciting activities or distribute any flier, notice or publicity material out of the unit or in WFC or at any periphery place.

9.28 Lessee shall not conduct or allow or tolerate any kind of exhibition, auction of articles or assets or other similar sales activities in this unit.

9.29 Lessee shall not lay, mount, install or add any line, cable or other pipeline in any entry and exit, corridor, stair case, platform, passage, hall or other public part in WFC.

9.30 Lessee shall not use the unit or its any part as dormitory or tolerate any other people to use it as dormitory.

9.31 Lessee shall not park the vehicles in a blocking way or other ways to block the parking place, lanes, entries and exits of vehicles or designated load and unload area in WFC, nor allow its any employee, agent, subcontractor, guest, customer or visitor to conduct such actions.

9.32 Lessee shall not use or allow other people to use the name/sign of Lessor or WFC or any part for any purpose or use whole or part of the name/sign or WFC or this unit in any picture, icon or similar signs when the businesses or operation of Lessee or other purposes is concerned before obtaining written consent from Lessor; however, the purpose of stating the address and commercial address of Lessee is not among the restriction.

8

9.33 Lessee shall not or allow or tolerate to carve, damage, destroy, mark on or drill nails or screws into any door, window, wall, beam, structure or pipeline system without advance written consent from Lessor. Lessee shall not damage or pierce through the existed ground or floor.

9.34 Lessee shall not damage or destroy any part of the public areas in WFC, including but not limited to decoration, stairs, lifts, elevators, and surrounding trees, plants or bushes etc.

9.35 Lessee shall not use or let other people use the washing equipment in this unit or public areas of WFC provided by Lessor for any un-intended purpose, or throw or allow or tolerate other people to throw articles or objects inconsistent with the intended purposes into the washing equipment; otherwise, Lessee must pay all expenses for any damage, blockage or destroy due to violation of this article to Lessor at request.

9.36 Lessee shall not or allow or tolerate any people to cook or prepare any food in this unit, or induce or allow any unfavorable odor in this unit.

9.37 Lessee shall not erect any antenna on the roof or walls of WFC or ceiling or walls of this unit, or disturb, remove, pull down or change the public antenna (if any) provided by Lessor.

9.38 Lessee shall not pour any material that may cause blockage, damage or pollution of pipes in the service pipes.

9.39 Lessee shall not use this unit as storage for a large amount of articles, except for appropriate samples or exhibits related to business demands of Lessee.

9.40 Lessee shall not sublease this unit or allow other people to use any part of this unit (regardless of any charge of fees) without clear advance written consent from Lessor. As to this term, sublease refers to Lessee’s leasing of part or all of the unit it leases to the third party (hereinafter referred to as sublessee) within the validity of the Contract. Lessor shall decide whether to agree the sublease to the sublessee at its own discretion and shall have right to state the conditions that any Sublessee must abide by. Lessor doesn’t have to give Lessee any reason. Lessee shall not have right to present any objection.

If sublease is agreed by Lessor in written form:

(1) The Contract shall be valid. The sublessee shall continue to perform this Contract during the sublease duration;

(2) The expiration date of sublease duration of this unit agreed under the sublease contract shall not be later than the expiration date of lease duration agreed under the Contract;

(3) Lessee shall not allow sublessee to sublease the unit to other party;

(4) Lessee shall make compensation for any loss induced in or related to this unit by the sublessee; and

(5) If the Contract is terminated in advance within the sublease duration of this unit, Lessee shall guarantee the sublease contract is terminated as well, and ensure to return this unit to Lessor on the termination date of the Contract.

9

9.41 Lessee shall not conduct or allow or tolerate any people to conduct any behavior, action, matter or thing that causes or may cause invalidity of current fire insurance and/or insurances of other coverable matters and/or the third party liability insurance held by WFC and/or this unit, and shall not conduct or allow or tolerate any people to conduct any behavior, action, matter or thing that increase the premiums. If the premiums are increased due to behaviors, actions, matters or things conducted by or allowed or tolerated by Lessee, Lessor shall have right to recover the increased amount of premiums. The above rights of Lessor shall not influence any other right or compensation under the Contract enjoyed by Lessor. At the same time, Lessee shall provide related evidential documents or other necessary assistance at request of the insurance company.

9.42 Lessee shall not install air conditioning equipment otherwise with existed air conditioning equipment provided by Lessor.

9.43 Lessee shall not use the unit for any other purpose other than offices without written consent from Lessor.

9.44 Lessee shall not add lock on the door of the unit or replace the original locks (excluding the locks for finance and secrets in this unit) without written consent from Lessor (or the property company).

Article 10 Rights and Obligations of Lessor

10.1 Lessor shall not interfere the normal usage of Lessee of this unit in normal situations, on the preconditions that Lessee pays rent, property management fee and other payables according to the time and method stated under the Contract and that Lessee abides by the performs the terms, conditions, agreements and stipulations under the Contract.

10.2 Lessor (or the property company) shall purchase valid insurance for the public areas and facilities of WFC.

10.3 Lessor can enter this unit for maintenance and repair with appropriate advance notice given to Lessee and consent from Lessee (Lessee shall not reject this for no reason). In case of emergencies, Lessor can enter this unit without advance notice given to Lessee and take necessary measures. However, Lessor shall notify Lessee as soon as possible and give explanations to Lessee later. Lessor shall not hold responsible for any loss induced thereby.

10.4 Lessor can accompany any potential lessees or users to visit and inspect the unit and post the lease advertisements in the appropriate positions of the unit at any appropriate time within ninety days before expiration or cancellation of the Contract.

10.5 Lessee hereby makes the statement of and promise waiving the preemption right. Lessor can sell or transfer this unit to any third party and doesn’t need consent of Lessee.

10.6 During the lease duration, Lessor shall have right to change the name of WFC or names of some parts without advance consent from Lessee. Lessor shall not hold responsible for risks and expenses that may be generated out of name change. However, Lessor shall notify Lessee in the way of posting announcement one month before the name change.

10

10.7 Lessee knows and agrees that Lessor, all personnel authorized by Lessor or people enjoying such rights due to other reason have the following rights:

(1) The owners of public facilities shall have right to ensure uninterrupted passing through the unit of all service pipelines related to supply or able to supply WFC and periphery buildings. Such owners of public facilities or their employees shall have right to enter the unit for inspection, repair, replacement and building new service pipelines for connecting WFC or providing public facilities for buildings at periphery of WFC with advance consent from Lessee.

(2) The owners of public facilities shall have right to install or fix the equipment, machines and other facilities, signs and ads racks Lessor believes appropriate on any part of WFC, and have right to dismantle and replace such equipment and facilities. Lessor shall try to disturb Lessee as little as possible, and hold responsible for damage to this unit due to maintenance.

(3) The owners of public facilities shall have right to conduct or allow any other people to conduct reconstruction, dismantling, changing buildings in any part of WFC or on periphery land, or renovation, changing passages or improving works in WFC. Lessor shall try to reduce the interference and comfort caused to Lessee, including influence on light sources and air flow. Lessee shall support the above works.

(4) The owners of public facilities shall have right to decide the usage of exterior wall and public area of WFC, and transfer or entrust such right to other people. Lessee shall support the above works.

(5) The owners of public facilities shall have right to disclose any information related to Lessee under the Contract when they believe necessary.

10.8 If Lessee violates any term under the Contract and fails to correct the violation behaviors within the period specified by Lessor after Lessor point them out, Lessor shall have right to cut off or entrust the property company to cut off the water and electricity supply and take other measures Lessor believe appropriate with advance notice given to Lessee, till Lessee correct above violation behaviors and pay or compensate full-amount expenses (including overdue fine, and expenses for reconnecting water and electricity supply etc.) incurred thereby.

Article 11 Excluded Liabilities and Restriction of Liabilities

11.1 Lessor shall not hold any responsibility for Lessee, users or any other people in terms of the following situations, unless the cause is severe negligence of Lessor or its employees:

(1) Personal injury, casualties or assets loss or damage caused to Lessee, user or other people due to inappropriateness or fault of lifts, auto elevators, fireproofing and security guard devices, air condition devices, telecommunication service or other equipment in WFC or this unit;

(2) Personal injury, casualties or assets loss or damage caused to Lessee, user or other people due to error, fault, explosion and pause of electricity supply or water supply in WFC or this unit;

11

(3) Personal injury, casualties or assets loss or damage caused to Lessee, user or other people due to spread of fire, overflow and leakage of water from any part of WFC or rain in WFC or this unit, or existence of rats and other vermins;

(4) As to security or custody of this unit and of any person or article in this unit, on the precondition of not interfering the above contents, the guard and management or mechanical or electrical alarm system of any nature provided by Lessor (or the property company) shall not constitute the responsibilities of Lessor (or the property company) for safety of this unit or any article in this unit. Lessee shall hold full responsibility for the safety of this unit and articles in this unit.

(5) Loss, damage or casualties caused by nonconformance with regulations or disobedience with management rules of Lessee or the third party.

11.2 Besides the agreements in Section 11.1, Lessor shall not hold any responsibility for assets loss and personal injury of Lensee and related personnel due to justifiable defense, emergency action, self-help action, consent of Lessee, Force Majeure, accidents, fault of Lessee and third-party action.

11.3 Although Lessor has informed Lessee of the possible damage in advance, Lessor shall not hold responsible for indirect, special, punishing or incidental loss or damage suffered by Lessee, including but not limited to loss of income, profits and credit among customers or any service interruption, no matter whether such damage or loss is caused by violation of clear or implied guarantee, breach of contract, error statements, mistake, severe infringing responsibilities or others.

Article 12 Responsibilities for Breach

12.1 If Lessee fails to pay Lessor rent according to the method and time agreed under the Contract, Lessee shall pay Lessor five out of ten thousand of overdue payable daily as the penal sum. The term shall not be deemed as allowing for grace period of Lessee to pay rent. Lessor shall not be deemed to have obligation to accept the payable rent from Lessee at overdue time or agree Lessee to postpone the rent payment as Lessor asks for or accept the penal sum. The term and the terms related to penal sum in Article 13 shall apply at the same time.

12.2 Lessee shall pay Lessor one-month rent of that month as the penal sum (the penal sum shall be added up if Lessee violates more than one obligation) in case of any one of the following situations, unless otherwise stated in the term. Lessor shall have right to deduct such penal sum from the deposit paid by Lessee. If the loss of Lessor exceeds such penal sum, Less shall make compensation according to actual situation.

(1) Lessee fails to pay rent as agreed under the Contract;

(2) Lessee fails to sign Agreement on Property Management Services of Beijing World Financial Center between Lessee and the property company as agreed under the Contract;

(3) Lessee doesn’t use the unit for the purposes agreed under the Contract;

(4) Lessee subleases the unit to other people or allows other people to possess, occupy or use the unit or any part of the unit without advance written consent from Lessor;

(5) Lessee uses or allows other people to use this unit to conduct activities breaking Chinese laws and regulations or damaging public rights and interests or other people’s legal rights and interests;

12

(6) Lessee doesn’t sign and accept the bills, notices and other files issued by Lessor to Lessee;

(7) Lessee doesn’t perform the obligations of Article 5, 7, 8, 9 and appendixes under the Contract, unless otherwise stated.

12.3 Lessor’s tolerance, forgiveness or pardon of one time or multiple times of non-performance, violation, nonconformance or non-execution of the agreement under the Contract of Lessee don’t mean Lessor waives its rights in case of continuous or another-time non-performance, violation, nonconformance or non-execution of the agreement under the Contract of Lessee, nor cancel or influence the rights and compensation enjoyed be Lessor due to continuous or subsequent non-performance, violation, nonconformance or non-execution of the agreement under the Contract of Lessee according to the Contract. Unless Lessor makes a written statement of waiving rights, any action or inaction of Lessor shall not imply for waiving of rights, and shall not be deduced to be waiving of rights.

12.4 Any consent given by Lessor shall only be dedicated for the specified purposes. Such consent shall not be deemed that Lessor waives or lets Lessee exempted from the force of any term, unless Lessor gives clear instruction. Such consent shall not be deemed that Lessee is exempted from obtaining special written consent from Lessor in the future.

Article 13 Termination of Contract

13.1 The Contract shall terminate upon expiration of the lease duration.

13.2 Lessor shall have right to terminate the Contract in advance in case of any one of the following situations. The Contract shall be terminated upon the arrival of notice of termination of Contract issued by Lensor. Lessee shall pay Lessor the penal sum equivalent to three-month rent or the rent of unperformed part of lease duration (the higher one shall prevail) according to the rent standard agreed in Appendix III. If the actual loss of Lessor exceeds the penal sum agreed, Lessee shall make compensation according to the actual amount:

(1) Lessee fails to pay the deposit as agreed under the contract with thirty days overdue;

(2) Lessee fails to sign Agreement on Property Management Services of Beijing World Financial Center between Lessee and the property company as agreed under the Contract with thirty days overdue or Lessee fails to pay the property company the property management fee and other fees as agreed and fails to pay off within ten days after receiving the notice from the property company;

(3) Lessee fails to pay the rent as agreed under the contract with ten days overdue;

(4) Lessee doesn’t use the unit for the purposes agreed under the Contract and fails to correct within ten days after receiving the notice from the property company;

(5) Lessee subleases the unit to other people or allows other people to possess, occupy or use the unit or any part of the unit without advance written consent from Lessor and fails to correct immediately upon receiving notice from Lessor;

13

(6) Lessee conducts operating activities without business licenses and other permits, or Lessee uses or allows other people to use this unit to conduct activities breaking Chinese laws and regulations or damaging public rights and interests or other people’s legal rights and interests and causes loss to Lessor or fails to correct immediately upon receiving notice from Lessor;

(7) There are more than three times of failure of Lessee to pay the rent as agreed under the Contract.

(8) Lessee doesn’t sign and accept the bills, notices and other files issued by Lessor or the property company to Lessee and fails to correct within seven days after receiving the written notice from Lessor;

(9) Lessee doesn’t perform any obligation under the Contract and its appendixes and fails to correct within seven days after receiving the written notice from Lessor, unless otherwise stated in this article.

13.3 If Lessee terminates the Contract in advance without consent from Lessor, Lessee shall pay Lessor the penal sum equivalent to three-month rent or the rent of unperformed part of lease duration (the higher one shall prevail) according to the rent standard agreed in Appendix III. If the actual loss of Lessor exceeds the penal sum agreed, Lessee shall make compensation according to the actual amount.

13.4 If the Contract has registered for filing, Lessee shall go to related housing management departments to cancel registration of the Contract with the representative of Lessor and cooperate with Lessor positively on other related matters within five days since the expiration or advance termination (regardless of the reason) of the Contract. If Lessee doesn’t contact the representative of Lessor to handle related formalities, Lessor shall have right to cancel the registration of the Contract unilaterally by showing the written notice of contract termination to related housing management departments; Lessee shall not present any objection.

Article 14 Return of this Unit

14.1 When the lease duration expires or the Contract is terminated in advance, Lessee shall return this unit emptied and at the original state in delivery and all keys to Lessor (or the property company) and conduct acceptance together with Lessor (or the property company) on the lease duration date or advance termination date of the Contract or within the period specified by Lessor (if any). Lessor shall make compesenation for damage (excluding natural wear). Lessee shall bear all expenses incurred from direct or indirect damage to other places beyond this unit or the third party in the process of returning this unit and other sites, facilities and equipment dedicated for Lessee to the original state in delivery.

14.2 Both parties agree that any decoration, furniture device, material, equipment or any other article of Lessee left in this unit ten days after termination date of the Contract shall be deemed as waste of Lessee and disposed. Lessee agrees to waive all rights for such articles permanently.

14

Lessor shall have right to dispose the above-mentioned articles in any way. Lessee shall not present objections or ask Lessor to hold the responsibilities including claim for compensation from Lessor. At the same time, Lessor shall have right to recover all expenses incurred in removing, clearing and disposing the above-mentioned articles from Lessee.

If the third party other than Lessor and Lessee makes a claim on the articles left in the unit, Lessee shall be responsible for the undertake the compensation liabilities. Lessor has nothing to do with this.

14.3 If Lessee fails to return this unit as agreed under the Contract after the Contract is terminated, Lessee shall pay Lessor the fees for occupation, counted from the second day after termination of the Contract to the day of returning this unit or the day Lessor (or the property company) recovers the unit (this shall apply even the water and electricity in this unit are cut off). The amount of occupation fees shall be the sum of three times of the rent as agreed in Appendix III under the Contract and other payments. If the loss of Lessor suffered thereby (including but not limited to liabilities for breach and compensation as well as commission for the new lessee of this unit) exceeds such occupation fees, Lessee shall make compensation for Lessor according to the actual amount.

14.5 If Lessee asks for all or part of this unit being the industrial and commercial register address of Lessee or the third party, Lessee shall be responsible for change the industrial and commercial register address into the address of other place within ten working days since the termination date of the Contract. Otherwise, Lessee shall pay Lessor compensation of 100 yuan per sq.m per day according to the area of this unit stated under the Contract. If the loss of Lessor suffered thereby exceeds the compensation amount, Lessee shall make compensation for Lessor according to the actual amount.

Article 15 Complete Agreement

The Contract is the complete agreement on the subject matters under the Contract agreed by both parties. The Contract shall substitute the written or oral agreements, negotiations, statements (including incidental and fault ones) and suggestions related to the subject agreed on previously. Any party shall not accept any statement, commitment or inductive behavior constraint not clearly stated under the Contract and made by representative, agent or employee of the counterparty, and shall not under responsibilities for such behaviors.

Article 16 Notices

16.1 Lessee shall give written notice to Lessor immediately upon receiving a notice about this unit or any public affair from any department-in-charge.

16.2 Any notice and other letters sent by any party to the counterparty of the Contract shall be Chinese, and shall be sent to the legitimate address of the counterparty or the latest liaison address provided by the counterparty in registered way, special express, man-to-man handover, fax, announcement or other ways allowed by laws. Specifically, both parties agree that the above-mentioned notices and other letters shall be deemed to be sent effectively on the following date:

15

(1) The date stated on the receipt released in case of registered letter and special express;

(2) The date of handover in case of man-to-man handover;

(3) The date of sending fax in case of fax (the fax sender shall keep the record with the date of sending fax printed by the fax apparatus);

(4) The date of posting the announcement on the visible place near the store of Lessee and publishing the announcement on the newspaper in case of announcement.

16.3 Lessee shall guarantee the correctness and legal validity of the residence, address, contact address, household register, ID card and other register documents under the Contract. Lessee shall inform Lessor of changes immediately; otherwise, Lessee shall undertake the risks and liabilities of failure of delivery of Lessor’s notice due to inaccurate information. If the notice of Lessor fails to be delivered because Lessee can’t be contacted or because of inaccurate information, as long as Lessor can prove it has take any one of the above methods to fulfill the notifying obligation, the notice shall be deemed to be received without response of Lessee within five days since the delivery date.

Article 17 Governing Laws and Disputes Settlement

17.1 The Contract, including its signing, explanations, performance and disputes settlement, shall be governed by Chinese laws and explained according to Chinese laws.

17.2 In case of disputes on the Contract, both parties shall try their best to settle the disputes via friendly consultation. If the disputes can’t be settled ten days after the friendly consultation between both parties, any party shall lodge a prosecution in the local People’s Court in the jurisdiction area of WFC.

17.3 If any party violates any term under the Contract, even if the delinquent party has successfully lodged any prosecution against any term under the Contract, the observant party shall have right to ask the counterparty to bear the prosecution fees and appropriate lawyer’s feed, unless otherwise instructed by the court.

Article 18 Words, Validity and Others

18.1 The Contract and any appendix shall be written and signed in Chinese. If both parties sign the versions in foreign languages of the Contract as well, the Contract in Chinese shall prevail.

18.2 All appendixes of the Contract are indispensable components of the Contract. They shall have the equivalent legal force as the Contract text. If there is inconsistency between the Contract text and any appendix, the appendix of the Contract shall prevail.

18.3 Any amendment, supplementation, deletion or change of the Contract (including any appendix) shall be stated in written form and shall take effect after both parties sign or seal.

16

18.4 The rights of any party under the Contract shall be accumulative, unless otherwise clearly stated in laws. Such rights shall be deemed to be parallel and shall not cancel each other.

18.5 All expenses including register fee incurred in handling register and filing in housing management department shall be borne as stipulated. If there is clear stipulation under laws and regulations, Lessor and Lessee shall bear half of the fees respectively.

18.6 If People’s Court or arbitral agency believes that any term under the Contract is invalid or can’t be performed forcibly due to any reason, they shall be deemed to be have deleted from the Contract. The validity of other terms under the Contract shall not be influenced and shall be performed by both parties, unless the above-said deletion will result in major changes of economic benefits of both parties and continuous performance of above-said other terms under the Contract will become unreasonable.

18.7 The Contract shall take effect upon the date when Lessor and Lessee sign or seal.

18.8 The Contract (including appendixes) is in quintuplicate. Lessor shall hold four while Lessee shall hold one. The five copies are of the same legal force.

(No text below this page)

All contents under the Contract (including any appendix) have been carefully read, totally understood and agreed by both parties.

Lessor:	Beijing Gaoyi Real Estate Development Co., Ltd.

Signature or seal:	Special stamp for contract of Beijing Gaoyi Real Estate Development Co., Ltd. (Seal)

Lessee:	Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Signature or seal:	Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. (Seal)

Signed on:	May 5, 2017

17

Appendix I Sketch map of this unit

The above floor layout is not in actual ratio; it is only for reference.

18